UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Wackenhut, Richard R.
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive #100
   Palm Beach Gradens, FL  33410-4243
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Wackenhut Corporation
   WAK and WAK B
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Operating Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Series A Common Stock      |      |    | |                  |   |           |65                 |(1)   |(1)                        |
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Series B Common Stock      |      |    | |                  |   |           |137                |(1)   |(1)                        |
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Series B Common Stock      |      |    | |                  |   |           |1570               |D     |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Phantom Stock Units   |        |     |    | |           |   |     |     |            |       |       |3,885       |D  |            |
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     (as reported on F|        |     |    | |           |   |     |     |            |       |       |            |   |            |
orm 5 filed 2/8/92)   |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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     (Adjustmemt for s|        |     |    | |           |   |     |     |            |       |       |            |   |            |
tock dividend will    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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      be made at time |        |     |    | |           |   |     |     |            |       |       |            |   |            |
of payment)           |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Series B Common Stock |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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     1994 Options     |6.16    |     |    | |           |   |5/1/9|4/30/|            |       |       |31,250 (2)  |D  |            |
                      |        |     |    | |           |   |5    |04   |            |       |       |            |   |            |
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     1995 Options     |10.80   |     |    | |           |   |1/29/|1/27/|            |       |       |22,500 (2)  |D  |            |
                      |        |     |    | |           |   |95   |05   |            |       |       |            |   |            |
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     1996 Options     |14.00   |     |    | |           |   |1/31/|1/29/|            |       |       |16,000      |D  |            |
                      |        |     |    | |           |   |97   |06   |            |       |       |            |   |            |
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     1997 Options     |15.250  |1/28/|A   | |20,000     |A  |1/28/|1/27/|Series B Com|20,000 |       |20,000      |D  |            |
                      |        |97   |    | |           |   |97   |07   |mon         |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
NOTES:
     (1) Held as custodian for daughter, Jennifer Wackenhut, under Florida Gift to Minors Act.
     (2)     Options Adjusted for Stock
Dividend.
SIGNATURE OF REPORTING PERSON
/s/ Richard R. Wackenhut By: J. P. Rowan as Attorney-In-Fact
DATE
2/4/97